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[CURAGEN CORPORATION LOGO APPEARS HERE]

Contact:
--------
Mark R. Vincent
Director of Corporate Communications & Investor Relations mvincent@curagen.com
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE
---------------------

              CuraGen Reports Third Quarter 2002 Financial Results

               Pipeline Advancements, Technology Developments, and
                     Management Additions Highlight Quarter

New Haven, CT - October 24, 2002 - CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today reported financial results for the third quarter ended September 30, 2002.

During the third quarter of 2002, revenue decreased to $6 million, as compared to $6.1 million for the same period in 2001. Third quarter 2002 revenue included a milestone payment of $2.9 million from Bayer AG. Research and development expenditures increased 22.4% to $21.3 million during the third quarter of 2002, as compared to $17.4 million for the same period in 2001. CuraGen's net loss for the third quarter of 2002 was $19.9 million or $.41 per common share, as compared to $11.1 million or $.23 per common share for the same period in 2001.

As of September 30, 2002, CuraGen had available cash and investments of approximately $431 million, and convertible debentures of $150 million due in February 2007.

"During the quarter, CuraGen scientists made significant progress in advancing our emerging pipeline and strengthening our ability to monetize this progress. CuraGen is in a strong financial position, and with recent additions to our senior management team and Board of Directors, we believe that the necessary resources are in place to advance our preclinical candidates into a robust clinical pipeline," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation. "We are culturally best suited to turn the current biotech financing environment into an opportunity and to continue distinguishing ourselves through the depth of our pipeline, our focus, our performance, and our commitment to making a difference," added Dr. Rothberg.

Third Quarter 2002 Accomplishments
----------------------------------

Protein, Antibody, and Small Molecule Drug Pipeline
---------------------------------------------------

o To date, CuraGen scientists have initiated approximately 200 projects based upon newly discovered drug targets. Projects underway at CuraGen include 57 protein projects, of which 5 have been advanced into validated therapeutic candidates; 96 antibody projects, from which 28 fully human monoclonal antibodies are being evaluated in conjunction with Abgenix as potential therapeutics; and 55 small molecule projects, of which 17 screens are in progress or have been completed with Bayer.

                                    - MORE -

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o    CuraGen researchers published a study demonstrating that CG53135 (FGF-20), a potential protein therapeutic under development at CuraGen, stimulates cell growth, reduces tissue inflammation and degeneration, and minimizes the severity and extent of mucosal tissue damage associated with intestinal inflammation. These research findings, titled, "A Novel Human Fibroblast Growth Factor Treats Experimental Intestinal Inflammation", were published in the October 2002 edition of Gastroenterology.

o During the third quarter, seven additional patents were issued to CuraGen covering gene-related discoveries and core functional genomic and proteomic technologies. CuraGen has filed approximately 400 patent applications covering greater than 3,500 pharmaceutically tractable gene transcripts, proteins, and their related utility for treating diseases.

Technology Update
-----------------

o CuraGen and Bayer scientists completed the development of an innovative technology capable of predicting drug toxicity with a high degree of accuracy and have successfully evaluated more than 150 preclinical drug compounds. The Predictive Toxicogenomics Screen(TM) (PTS) evaluates drug compound toxicities using very small quantities of compounds that are available immediately after high-throughput drug screening and well in advance of the expensive drug scale-up required for mammalian safety experiments. By applying the PTS early in the drug development process, scientists are able to rank-order compounds by their predicted safety profiles. By providing additional insight into a drug's toxicity, this pioneering technology is capable of generating information that enables scientists to focus resources on the most promising projects.

o Scientists from 454 Corporation, CuraGen's technology development subsidiary, discussed the initial results from their rapid analysis of a viral genome at TIGR's Genome Sequencing and Analysis Conference in Boston, MA on October 2, 2002. 454 scientists are developing technologies to analyze entire genomes within days, instead of years. These technologies have applications across biodefense, agriculture, drug development, and personalized medicine.

Management and Board of Directors Additions
-------------------------------------------

o Timothy Shannon, M.D., former Senior Vice President of Global Medical Development at Bayer, joined CuraGen's management team as Senior Vice President of R&D and Chief Medical Officer in September 2002. Dr. Shannon is an experienced scientist, physician, and manager with the skills to prioritize and manage CuraGen's emerging pipeline of protein, antibody, and small molecule drugs. Most recently, Tim held global responsibility for all strategic and operational aspects of clinical development, drug safety and pharmacovigilance at Bayer, while managing ten vice presidents who oversaw operations in four countries and 1,000 people worldwide.

o Patrick Zenner, the immediate past President and Chief Executive Officer of Hoffmann-La Roche Inc., North America, joined CuraGen's Board of Directors in August 2002. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and has extensive experience in strategy, operations, and general management. This addition brings CuraGen's Board to seven members, six of which are independent directors.

 CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. CuraGen is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

                                    - MORE -

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This press release may contain forward-looking statements that are subject to risks and uncertainties, including statements about CuraGen's ability to turn the current biotech financing environment into an opportunity to continue distinguishing ourselves through the depth of our pipeline, our focus, our performance, and our commitment to making a difference; CuraGen's belief that it has the necessary resources to advance preclinical candidates into a robust clinical pipeline; the capability of the Predictive Toxicogenomics Screen technology to generate information that enables scientists to focus on the most promising projects; and the ability of 454 Corporation's technologies to analyze entire genomes within days, instead of years. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen's history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, CuraGen's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

                         - (Financial Table to Follow) -

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                       CURAGEN CORPORATION AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                          Three Months Ended                     Nine Months Ended
                                                             September 30,                         September 30,
                                                      --------------------------            ---------------------------
                                                         2002              2001                2002              2001
                                                      --------          --------            --------           --------
Revenue:
   Collaboration revenue                              $  6,019          $  6,084            $ 14,490           $ 17,986
                                                      --------          --------            --------           --------
    Total revenue                                        6,019             6,084              14,490             17,986
                                                      --------          --------            --------           --------

Operating expenses:
   Research and development                             21,295            17,388              63,667             45,861
   General and administrative                            6,207             4,830              17,394             13,989
                                                      --------          --------            --------           --------
    Total operating expenses                            27,502            22,218              81,061             59,850
                                                      --------          --------            --------           --------

Loss from operations                                   (21,483)          (16,134)            (66,571)           (41,864)
Interest income, net                                       528             2,860               1,407             11,583
                                                      --------          --------            --------           --------
Net loss before income taxes and minority
 interest in subsidiary loss                           (20,955)          (13,274)            (65,164)           (30,281)

Income tax benefit (expense)                               (28)            1,750                 857              2,550
Minority interest in subsidiary loss                     1,101               407               2,773                982
                                                      --------          --------            --------           --------
Net loss                                              $(19,882)         $(11,117)           $(61,534)          $(26,749)
                                                      --------          --------            --------           --------

Basic and diluted net loss per share                  $  (0.41)         $  (0.23)           $  (1.26)          $  (0.56)
                                                      ========          ========            ========           ========

Weighted average number of shares used in
   computing basic and diluted net loss per share       48,989            48,651              48,898             48,041
                                                      ========          ========            ========           ========

                     SELECTED BALANCE SHEET INFORMATION

                                                                                           September 30,      December 31,
                                                                                               2002              2001
                                                                                            --------           --------
                                                                                           (unaudited)         (audited)
Cash and investments                                                                        $431,474           $508,349
Working capital                                                                              423,535            496,131
Total assets                                                                                 476,535            538,701
Total long-term liabilities                                                                  150,547            152,297
Accumulated deficit                                                                          186,126            124,592
Stockholders' equity                                                                         299,313            355,945